Exhibit 99.1

ENERGY TRANSFER PARTNERS AND REGENCY ENERGY PARTNERS
 TO CONSTRUCT SECOND FRACTIONATION FACILITY AT MONT BELVIEU

Second Fractionator Will Complement the Partnerships’ Woodford Shale, Eagle Ford Shale and Permian Basin Infrastructure

DALLAS — February 16, 2012 — Energy Transfer Partners, L.P. (NYSE: ETP) and Regency Energy Partners LP (NYSE: RGP) today announced that their joint venture, Lone Star NGL LLC (“Lone Star”), will construct a second 100,000 barrel per day natural gas liquids (NGL) fractionation facility at Mont Belvieu, Texas.  Supported by multiple long-term contracts, the second fractionator is necessary to handle the increasing NGL barrels delivered via the partnerships’ Woodford Shale, Eagle Ford Shale and Permian Basin infrastructure, including Lone Star’s 570-mile West Texas Gateway NGL Pipeline.

Lone Star is on schedule to complete its West Texas Gateway NGL Pipeline and initial 100,000 barrel per day fractionator at Mont Belvieu in the first quarter of 2013, and expects this second fractionator to be completed in the first quarter of 2014.  At an estimated cost of $350 million, the project will also include interconnectivity infrastructure to provide NGL suppliers and NGL markets with significant access to storage, other fractionators, pipelines and multiple markets along the Texas and Louisiana Gulf Coast.

“With the capacity of our first fractionator fully contracted, and increasing customer demand for NGL outlets, the addition of a second fractionator was necessary,” said Greg Bowles, Senior Vice President of Lone Star. “Our two new fractionators and our West Texas Gateway system are all supported by long-term agreements. These assets, along with other projects we are pursuing in these prolific regions, demonstrate our strong commitment to providing full NGL services for our customers.”

Energy Transfer Partners, L.P. (NYSE: ETP) is a publicly traded partnership owning and operating a diversified portfolio of energy assets. ETP has pipeline operations in Arizona, Arkansas, Colorado, Louisiana, Mississippi, New Mexico, Utah and West Virginia and owns the largest intrastate pipeline system in Texas. ETP currently has natural gas operations that include approximately 18,000 miles of gathering and transportation pipelines, treating and processing assets, and three storage facilities located in Texas. ETP also holds a 70% interest in Lone Star NGL LLC, a joint venture that owns and operates natural gas liquids storage, fractionation and transportation assets in Texas, Louisiana and Mississippi. ETP’s general partner is owned by Energy Transfer Equity, L.P. (NYSE: ETE).

Regency Energy Partners LP (NYSE: RGP) is a growth-oriented, midstream energy partnership engaged in the gathering and processing, contract compression, treating and transportation of natural gas and the transportation, fractionation and storage of natural gas liquids. RGP also holds a 30% interest in Lone Star NGL LLC, a joint venture that owns and operates natural gas liquids storage, fractionation, and transportation assets in Texas, Louisiana and Mississippi. Regency’s general partner is owned by Energy Transfer Equity, L.P. (NYSE: ETE). For more information, visit the Regency Energy Partners LP website at www.regencyenergy.com

Energy Transfer Equity, L.P. (NYSE:ETE) is a publicly traded partnership, which owns the general partner of Energy Transfer Partners and approximately 50.2 million ETP limited partner units; and owns the general partner of Regency Energy Partners and approximately 26.3 million Regency limited partner units.

This press release may include certain statements concerning expectations for the future that are forward-looking statements as defined by federal law. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond managements’ control. An extensive list of factors that can affect future results are discussed in ETP's and RGP’s Annual Report on Form 10-K and other documents filed from time to time with the Securities and Exchange Commission. ETP and RGP undertake no obligation to update or revise any forward-looking statement to reflect new information or events.

The information contained in this press release is available on the Energy Transfer Partners, L.P. website at www.energytransfer.com or on the Regency Energy Partners LP website at www.regencyenergy.com.

Contacts
Investor Relations:
Brent Ratliff
Energy Transfer
214-981-0700 (office)

Investor Relations:
Lyndsay Hannah
Regency Energy Partners
Manager, Finance & Investor Relations
214-840-5477
ir@regencygas.com

Media Relations for ETP and Regency:
Vicki Granado
Granado Communications Group
214.599.8785 (office)
214-498-9272 (cell)